Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Hawaiian Electric Industries, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Hawaiian Electric Industries, Inc. of our reports dated February 19, 2010, with respect to the consolidated balance sheets of Hawaiian Electric Industries, Inc. and subsidiaries as of December 31, 2009 and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2009 and all related financial statement schedules, which reports appear in the 2010 annual report on Form 10-K of Hawaiian Electric Industries, Inc.

/s/ KPMG LLP

Honolulu, Hawaii

May 11, 2011